Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CBG Holdings, Inc,
a Delaware Corporation (“Acquiror”),

Q2 Acquisition Corporation
a Delaware Corporation (“Merger Sub”),

Q2 Software, Inc.,
a Delaware Corporation (“Target”)

and

RHS Investments, L.P. (“Stockholder”)

July 27, 2007

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is entered into as of July 27, 2007, by and among CBG Holdings, Inc., a Delaware corporation (“Acquiror”), Q2 Acquisition Corp.,  a Delaware corporation and a wholly-owned Subsidiary of Acquiror (“Merger Sub”), Q2 Software, Inc., a Delaware corporation (“Target”) and RHS Investments, L.P. (the “Stockholder”).  Acquiror, Merger Sub, Target and Stockholder are referred to collectively as the “Parties,” and each as a “Party.”

This Agreement contemplates a transaction in which Acquiror will acquire all of the outstanding capital stock of Target for Acquiror Shares through a reverse subsidiary merger of Merger Sub with and into Target.

The Board of Directors of Acquiror, Merger Sub and Target have each approved and adopted this Agreement as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).  At Closing, all Target Shares (as defined below) will automatically be exchanged for Acquiror Shares (as defined below), all Target Options (as defined below) will automatically be assumed by Acquiror, and all Target Warrants (as defined below) will automatically be assumed by Acquiror, each as set forth in this Agreement.

Now, therefore, in consideration of the mutual promises, representations, warranties and covenants contained in this Agreement, the Parties agree as follows.

1.                                      Definitions.

“Acquiror Options” means the options to purchase common stock of Acquiror.

“Acquiror Shares” means the common stock of Acquiror.

“General Corporation Law” means the Delaware General Corporation Law, as amended.

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Target Options” means all options to purchase Target Shares.

“Target Shares” means all outstanding shares of common stock and/or preferred stock of Target.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

2.                                      Basic Transaction.

(a)                                 The Merger.  On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Target (the “Merger”) at the Effective Time.  Target shall be the corporation surviving the Merger (the “Surviving Corporation”).

(b)                                 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, in Austin, Texas commencing at 10:00 a.m. CDT on July 27, 2007 or such other time and date as the Parties may agree (the “Closing Date”).

(c)                                  Actions at the Closing.  At the Closing, Target and Merger Sub will file a Certificate of Merger (including a Plan of Merger) with the Secretary of State of the State of Delaware (the “Certificate of Merger”).

(d)                                 Effect of Merger.

(i)                                     General.  The Merger shall become effective at the time Merger Sub and Target file the Certificate of Merger (the “Effective Time”).  The Merger shall have the effect set forth in the Delaware General Corporation Law.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Merger Sub or Target in order to carry out and effectuate the transactions contemplated by this Agreement.  The Merger filings shall be made simultaneously with or as soon as practicable immediately prior to or following the Closing.

(ii)                                  Certificate of Incorporation.  At and as of the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation.

(iii)                               Bylaws.  At and as of the Effective Time, the Bylaws of Merger Sub shall be the bylaws of the of Surviving Corporation.

(iv)                              Directors and Officers.  At and as of the Effective Time, the officers and directors of Target, respectively, shall be the directors and officers of the Surviving Corporation.

(e)                                  Conversion of Target Shares.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or Stockholder, each Target Share that consists of preferred stock of Target shall automatically be converted into 1.28474053 of a share of Acquiror Shares, and each Target Share that consists of common stock of Target shall automatically be converted into 1.13552971 of a share of Acquiror Shares (together, the “Merger Consideration”).  Each Target Share that is directly owned by Acquiror or Shareholder immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)                                   Conversion of Target Options.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target, or Stockholder, Acquiror shall assume all outstanding Target Options pursuant to the terms of

Target’s equity incentive plan and each Target Share that is subject to an outstanding Target Option shall automatically be converted into a right to receive 1.13552971 of a share of Acquiror Shares at an exercise price proportionally adjusted for such conversion.

(g)                                  Capital Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub issue and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(h)                                 Fractional Shares.  No fraction of a share of Acquiror Shares will be issued, but in lieu thereof, each holder of shares of Target Shares who would otherwise be entitled to a fraction of a share of Acquiror Shares and after aggregating all fractional shares of Acquiror Shares to be received by such holder, shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of one Acquiror Share as determined by Acquiror’s Board of Directors.  The fractional share interests of each Target stockholders shall be aggregated, so that no Target stockholder shall receive cash in respect of fractional share interests in an amount greater than the value of one Acquiror Share.

(i)                                     No Further Ownership Rights in Target Capital Stock.  The Merger Consideration delivered upon the surrender for exchange of shares of Target Shares in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Target Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, stock certificates for Target Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

3.                                      Representations and Warranties Concerning Stockholder. The Stockholder represents and warrants to Acquiror and Merger Sub with respect to the Stockholder, as applicable, as follows:

(a)                                 Organization, Existence and Good Standing.  If the Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, the Stockholder, as applicable, is duly organized, existing and in good standing under the laws of its jurisdiction of incorporation or formation.

(b)                                 Power and Authority.  The Stockholder has full power and authority to execute and perform this Agreement.  If the Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, the execution and delivery of this Agreement by the Stockholder, as applicable, and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors, general partners, managers, trustees or the like, as the case may be.  The approval of the Stockholder’s Stockholders, members, limited partners, beneficiaries or the like (as the case may be), for it to execute this Agreement or consummate the transactions contemplated hereby is either not required or has been duly given.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder, as applicable, in accordance with its terms.

(d)                                 Consents.  No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by the Stockholder of the transactions contemplated hereby.

(e)                                  Conflicts Under Constituent Documents or Laws.  If the Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, neither the execution and delivery of this Agreement by the Stockholder, nor the consummation by it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of its certificate or articles of incorporation or formation, by-laws, agreement of limited partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, as the case may be.  Neither the execution and delivery of this Agreement by the Stockholder, nor the consummation by him, her or it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award, to which the Stockholder is a party or by which the Stockholder, as applicable, is bound.

(f)                                   Conflicts Under Contracts.  The Stockholder is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which the execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder will require a consent, approval, or notice or result in a lien on the Shares or other rights to acquire Target Shares owned by the Stockholder, respectively.

(g)                                  Title to Shares.  As of the Closing Date, the Stockholder owns the number of Target Shares and Target Warrants listed on the Stockholder’s signature page, free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever.

4.                                      Miscellaneous.

(a)                                 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)                                 Entire Agreement.  This Agreement (and the documents referred to herein including the Exhibits and Schedules) constitutes the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c)                                  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)                                  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)                                   Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Target:                                                                                                            Q2 Software, Inc.

6850 Austin Center Blvd.

Suite 300

Austin, TX 78731

If to Acquiror or                                                                                      CBG Holdings, Inc.

Merger Sub:                                                                                                            6850 Austin Center Blvd.

Suite 300

Austin, TX 78731

Copy to:                                                                                                                              DLA Piper US LLP

1221 S. Mopac Expressway

Suite 400

Austin, TX 78746

Attn.: John J. Gilluly III, P.C.

Fax: (512) 457-7001

Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g)                                  Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereby consents to the personal jurisdiction of the U.S. Courts for the State of Texas.

(h)                                 Arbitration.  All disputes concerning the matter covered by this Agreement will be submitted to arbitration in the State of Texas, in accordance with the rules of the American Arbitration Association.  Any decision issued by an arbitrator must be delivered in writing accompanied by written findings of fact and conclusions of law and shall be binding on the parties.  The prevailing party, as part of its damages, will be entitled to recover from the other party its legal fees and expenses in incurred in connection with the dispute that is the subject of the arbitration.

(i)                                     Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party affected.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)                                 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” shall mean including without limitation.

Signature page follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ACQUIROR:

CBG Holdings, Inc

By:	/s/ R.H. Seale
R.H. “Hank” Seale, III
Its:	Chief Executive Officer

MERGER SUB:

Q2 Software, Inc.

By:	/s/ R.H. Seale
R.H. “Hank” Seale, III
Its:	Chief Executive Officer

TARGET:

Q2 Software, Inc.

By:	/s/ R.H. Seale
R.H. “Hank” Seale, III
Its:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

STOCKHOLDER:

CBG HOLDINGS, INC.

By:	/s/ R.H. Seale

Name:	R.H. “Hank” Seale, III

Number of Target Shares Owned:

Class of Stock Owned:

Number of Target Options Owned:

RHS INVESTMENTS, L.P.

By:	/s/ R.H. Seale

Name:	R.H. “Hank” Seale, III

Number of Target Shares Owned:

Class of Stock Owned:

Number of Target Options Owned:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]